Exhibit 99.1



For Immediate Release                                 Contact: Ralph A. Beattie
                                                                 972/770-5600

                        CAPITAL SENIOR LIVING CORPORATION
             REPORTS FIRST QUARTER 2003 EARNINGS OF $0.06 PER SHARE


DALLAS - (BUSINESS WIRE) - April 30, 2003 - Capital Senior Living Corporation (NYSE:CSU), one of the country's largest operators of senior living communities, announced today its operating results for the first quarter of fiscal 2003.

Company highlights for the first quarter include:

o    Net income of $1.2 million, or diluted earnings per share of $0.06
o Cash earnings (net income plus depreciation) of $2.5 million, or $0.13 per diluted share
o    EBITDA (income from operations plus depreciation) of $4.1 million
o Recently opened communities (including the Spring Meadows properties) leased to 74% versus 60% one year ago
o    Average occupancy rate on stabilized communities of 92%
o Operating margins (before property taxes, insurance and management fees) of 49% in independent and assisted living communities
o    Same community revenue increase of 5.8%

The Company reported first quarter 2003 earnings of $1.2 million or $0.06 per share compared to first quarter 2002 earnings of $1.8 million or $0.09 per share. Last year's results included recurring earnings of $0.05 per share and a gain of $0.04 per share on the sale of two assets owned by an affiliated partnership.

"We were pleased to increase recurring earnings by 20% versus the same period of the prior year," James A. Stroud, Chairman of the Company, said. "These results reflect our continued focus on operating margins and expense controls."


OPERATING AND FINANCIAL RESULTS

For the first quarter of 2003, the Company produced revenues of $14.5 million compared to revenues of $16.6 million in the same period of 2002. The primary factor contributing to lower revenues in 2003 was the contribution of four senior living communities to a joint venture with Blackstone Real Estate Advisors in the second quarter of last year. On a comparable basis, resident revenues from communities owned in both periods grew by $0.7 million.

EBITDA (defined as income from operations plus depreciation) was $4.1 million in the first quarter of 2003, compared to $4.6 million in the prior year period.


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Net income for the first quarter of 2003 was $1.2 million,  or diluted  earnings per share of $0.06. Excluding the gain on the sale of two assets which were sold by an affiliated partnership in the first quarter of 2002, prior year diluted earnings per share were $0.05. Consequently, recurring earnings improved 20% year-over-year.

Cash earnings (defined as net income plus deprecation) were $2.5 million, or $0.13 per diluted share in the first quarter of 2003, compared to cash earnings of $3.5 million or $0.17 per diluted share in the prior year. Last year's results benefited from a gain on the sale of two assets.


UPDATE ON ACQUISITION OF TRIAD INTERESTS

The Company announced on March 31, 2003 that it has executed Partnership Interest Purchase Agreements to purchase the remaining interests in Triad Senior Living II, L.P., Triad Senior Living III, L.P., Triad Senior Living IV, L.P., and Triad Senior Living V, L.P., (the "Triad Entities").

The Company currently has an approximate 1% limited partnership interest in each of the Triad Entities. The Triad Entities own twelve communities with a combined resident capacity of approximately 1,670 residents. The resident capacity mix is 95% independent living and 5% assisted living, with all revenues derived from private pay sources.

The Company will purchase the partnership interests of the general partner and other third party limited partnership interests of the Triad Entities for approximately $1.7 million in cash plus liabilities assumed. If the transaction had been completed as of December 31, 2002, the Company would have increased its assets by approximately $189.0 million and would have increased its liabilities by approximately $129.0 million, after eliminating intercompany balances of approximately $60.0 million, representing advances from the Company.

Upon completion of this transaction, which the Company expects to take place in the third fiscal quarter of 2003, the Company will wholly own each partnership. The purchase agreements are subject to customary terms and conditions.

These twelve communities produced $13.0 million of revenues in 2002 and, if owned during that period, would have increased the Company's resident revenues by 23%. Of the twelve communities acquired, eleven opened between November 2000 and January 2002. These eleven communities improved their lease-up levels to 69% as of March 31, 2003 from 40% the previous year. The last community, which opened in May of 2002, was leased to 78% as of March 31, 2003.

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"The acquisition of these partnership interests will benefit our shareholders in a number of ways," Lawrence A. Cohen, Chief Executive Officer said. "Our balance sheet will be greatly simplified and our business model will be far more
transparent  once  we  begin   consolidating  the  operations  of  these  twelve
communities. We will also receive an immediate boost to revenues. On the other hand, the elimination of interest income on the Triad advances and greater depreciation on the increased asset base will initially result in net losses, although cash earnings are expected to be positive. Due to our substantial depreciation expenses, it is important for our shareholders to understand that cash flow has been, and will continue to be, the yardstick by which we measure operating performance, while we do anticipate steady progress toward regaining positive earnings per share."


1Q03 CONFERENCE CALL INFORMATION

The call will be held on Wednesday, April 30, 2003 at 11:00 am Eastern Time. The Company's earnings release announcing first quarter 2003 financial results is scheduled to be released to news services the morning of Wednesday, April 30, 2003.

The call-in number is 913-981-5542.  No confirmation number is required.  A link
to  a  simultaneous   webcast  of  the  teleconference   will  be  available  at
www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company's shareholders and the public, the conference call will be recorded and available for replay starting April 30, 2003 at 2:00 pm Eastern Time, until May 7, 2003 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820 (reference code 441702). The conference call will also be made available for playback via the Company's corporate website, www.capitalsenior.com, and will be available until the next earnings release date.


ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently owns and/or operates 43 communities in 20 states with a total capacity of approximately 6,900 residents. In the communities operated by the Company, 86 percent of residents live independently and 14 percent of residents require assistance with activities of daily living.

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This release  contains certain  financial  information not derived in accordance with generally accepted accounting principles (GAAP), including EBITDA, cash earnings and cash earnings per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic condition generally, and satisfaction of closing conditions such as those pertaining to licensure. These and other risks are detailed in the Company's reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 760-487-1137 for more information.


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CAPITAL/Page 5




                        CAPITAL SENIOR LIVING CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                        March 31,   December 31,
                                                          2003         2002
                                                       ----------- -------------
                                   ASSETS
Current assets:
  Cash and cash equivalents......................      $   5,225     $  11,768
  Restricted cash................................          4,490         4,490
  Accounts receivable, net.......................          1,510         1,461
  Accounts receivable from affiliates............            412           218
  Federal and state income taxes receivable......            893         1,171
  Deferred taxes.................................            461           399
  Assets held for sale...........................            739            --
  Prepaid expenses and other.....................            694         1,164
                                                       ----------- -------------
          Total current assets...................         14,424        20,671
Property and equipment, net......................        152,789       153,544
Deferred taxes...................................          6,943         7,106
Due from affiliates..............................            386           513
Notes receivable from affiliates.................         90,878        86,470
Investments in limited partnerships..............          1,297         1,238
Assets held for sale.............................          3,392         4,131
Other assets, net................................          4,617         4,578
                                                       ----------- -------------
          Total assets...........................      $ 274,726     $ 278,251
                                                       =========== =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................     $    1,971    $    2,322
  Accrued expenses...............................          3,558         4,638
  Current portion of notes payable...............          7,863         9,715
  Customer deposits..............................          1,015         1,023
                                                       ----------- -------------
          Total current liabilities..............         14,407        17,698
Deferred income..................................             --             7
Deferred income from affiliates..................          1,058         1,194
Notes payable, net of current portion............        139,145       140,385
Minority interest in consolidated partnership....            631           686
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value:
     Authorized  shares -- 15,000; no shares
       issued or outstanding -- --
  Common stock, $.01 par value:
     Authorized shares -- 65,000
     Issued and outstanding shares-- 19,738 and
       19,718 in 2003 and 2002, respectively.....            197           197
  Additional paid-in capital.....................         91,993        91,990
  Retained earnings..............................         27,295        26,094
                                                       ----------- -------------
          Total shareholders' equity.............        119,485       118,281
                                                       ----------- -------------
          Total liabilities and shareholders'
            equity...............................     $  274,726    $  278,251
                                                       =========== =============


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                        CAPITAL SENIOR LIVING CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except earnings per share)



                                                   Three Months Ended March 31,
                                                      2003             2002
                                                  -------------- ---------------
                                                    (Unaudited)     (Unaudited)
Revenues:
    Resident and healthcare revenue............      $   13,208      $   15,579
    Rental and lease income....................              --              37
    Unaffiliated management services revenue...             295             366
    Affiliated management services revenue.....             910             410
    Affiliated development fees................              68             183
                                                  -------------- ---------------
          Total revenues.......................          14,481          16,575

Expenses:
    Operating expenses.........................           7,624           8,772
    General and administrative expenses........           2,716           3,157
    Depreciation and amortization..............           1,347           1,646
                                                  -------------- ---------------
        Total expenses.........................          11,687          13,575
                                                  -------------- ---------------

Income from operations.........................           2,794           3,000
Other income (expense):
    Interest income............................           1,637           1,429
    Interest expense...........................          (2,593)         (2,828)
    Equity in the earnings (losses) of affiliat              53              11
    Gain on sale of properties.................              --           2,283
                                                  -------------- ---------------
Income before income taxes and minority interest
    consolidated partnership.....................         1,891           3,895
Provision for income taxes.......................          (745)         (1,124)
                                                  -------------- ---------------
Income before minority interest in consolidated
    partnership..................................         1,146           2,771
Minority interest in consolidated partnership....            55            (960)
                                                  -------------- ---------------
Net income.......................................    $    1,201      $    1,811
                                                  ============== ===============

Net income per share:
    Basic........................................     $    0.06      $     0.09
                                                  ============== ===============
    Diluted......................................     $    0.06      $     0.09
                                                  ============== ===============
    Weighted average shares outstanding - basic..        19,738           19,718
                                                  ============== ===============
    Weighted average shares outstanding - diluted.       19,862           20,022
                                                  ============== ===============




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                        CAPITAL SENIOR LIVING CORPORATION
                        RECONCILIATION OF NON GAAP ITEMS
                      (in thousands, except per share data)



                                                  Three Months Ended March 31,
                                                   --------------------------
                                                       2003         2002
                                                   ------------ -------------
                                                    (Unaudited)  (Unaudited)

EBITDA reconciliation:
      Income from operations...................     $    2,794  $     3,000
      Depreciation and amortization............          1,347        1,646
                                                    ----------- ------------
          EBITDA...............................          4,141        4,646
                                                    =========== ============
Cash earnings reconciliation:


      Net income...............................          1,201        1,811
      Depreciation and amortization............          1,347        1,646
                                                    ----------- ------------
          Cash earnings........................          2,548        3,457
                                                    =========== ============

Cash earnings per diluted share reconciliation:
      Net income per diluted share.............      $    0.06  $      0.09
      Depreciation and amortization per diluted
          share                                           0.07         0.08
                                                    ----------- ------------
          Cash earnings per diluted share......      $    0.13  $      0.17
                                                    =========== ============




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